As filed with the Securities and Exchange Commission on October 23, 2003

Registration No. 33-___________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALADDIN KNOWLEDGE SYSTEMS LTD.
(Exact name of Registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation	(I.R.S. Employer
or organization)	Identification No.)

15 Beit Oved Street
Tel Aviv 61110, Israel
(Address of Registrant’s principal executive offices)

ALADDIN KNOWLEDGE SYSTEMS LTD. 2002 SHARE OPTION PLAN
(full title of the plan)
Aladdin Knowledge Systems, Inc.
2920 N. Arlington Heights Road
Arlington Heights, IL 60004

(Name and address of agent for service)

(847) 818-3800
(Telephone number, including area code, of agent for service) with copies to:

David H. Schapiro, Esq	William W. Matthews, Esq.
Yigal Arnon & Co.	Klehr, Harrison, Harvey,
1 Azrieli Center	Branzburg & Ellers LLP
Tel Aviv 67021, Israel	260 S. Broad Street
(972-3) 608-7777	Philadelphia, PA 19102-3163
(215) 568-6060

CALCULATION OF REGISTRATION FEE

Title of securities	Amount to be	Proposed maximum	Proposed maximum	Amount of
to be registered	registered[1]	offering price per	aggregate offering	registration fee[2]
		share	price
Ordinary Shares	250,000	$8.21	$2,053,625	$166.14

1	In addition, in accordance with Rule 416(a) under the Securities Act of 1933, this registration statement also covers such indeterminate number of shares as may become subject to options under the Aladdin Knowledge Systems Ltd. 2002 Share Option Plan as a result of the adjustment provisions therein.

2	The registration fee for Ordinary Shares which may be purchased upon exercise of outstanding options under the plan was calculated pursuant to Rule 457 (h) and (c) under the Securities Act of 1933, using the average of the high and low prices of the Ordinary Shares as reported on the NASDAQ National Market on October 22, 2003.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to participants in the Aladdin Knowledge Systems Ltd. 2002 Share Option Plan (the “Plan”) as specified by Rule 428(b)(i) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not being, filed with the Securities and Exchange Commission (the “SEC” or the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

        THE COMPANY HAS RECEIVED FROM THE SECURITIES AUTHORITY OF THE STATE OF ISRAEL AN EXEMPTION PURSUANT TO THE RELEVANT PREVAILING LAWS OF THE STATE OF ISRAEL, WITH RESPECT TO OFFERING OF THE SECURITIES DESCRIBED IN THIS PROSPECTUS TO THE EMPLOYEES OF THE COMPANY.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Information by Reference

        The SEC allows us to “incorporate by reference” the information that we file with it. The following documents filed by Aladdin Knowledge Systems Ltd. (the “Registrant”) are incorporated by reference in this registration statement.

    (1)        Registrant’s Annual Report on Form 20-F for the year ended December 31, 2002 (the “Annual Report”) filed on June 30, 2003, including any amendment or report subsequently filed by the Registrant for the purpose of updating the information contained therein.

    (2)        All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since June 30, 2003 including our Reports of Foreign Private Issuers on Form 6-K filed on July 28, 2003 and October 3, 2003.

    (3)        The description of the Ordinary Shares contained in the Registrant’s Registration Statement on Form 8-A dated September 24, 1993, filed under the Exchange Act, including any amendment or report subsequently filed by the Registrant for the purpose of updating the information contained therein.

        In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

         Not applicable.

Item 5. Interests of Named Experts and Counsel

         Not applicable.

Item 6. Indemnification of Directors and Officers

        Section 258 of the Israeli Companies Law 5759-1999 (the “Law”) permits a company’s articles of association to provide that (i) the Company may insure an Office Holder (as defined below) for the breach of his duty of care or fiduciary duty to the extent he acted in good faith and had reasonable grounds to believe that the act would not cause the Company any harm, as well as for monetary liabilities imposed on him as a result of an act or omission he committed in connection with his serving as an Office Holder of the Company and (ii) the Company may indemnify an Office Holder in connection with his service, in such capacity, for monetary liability imposed on him pursuant to a judgment, including a settlement or arbitration decision approved by a court, in an action brought against him by a third party as well as for reasonable legal expenses, including advocates’ fees incurred in an action brought against him by or on behalf of the Company or others, or as a result of a criminal charge of which he was acquitted, or in a criminal prosecution in which he was convicted of an offense that does not require proof of criminal intent.

        These provisions are specifically limited in their scope by the Law, which provides that a company may not indemnify an Office Holder or enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of the following: (a) a breach by the Office Holder of his fiduciary duty unless he acted in good faith and had a reasonable basis to believe that the act would not prejudice the company, (b) a breach by the Office Holder of his duty of care if such breach was done intentionally or in disregard of the circumstances of the breach or its consequences, (c) any act or omission done with the intent to derive an illegal personal benefit, or (d) any fine levied against the Office Holder as a result of a criminal offense.

        Office Holder is defined in the Law as a “Director, General Manager, Chief Business Manager, Deputy General Manager, Vice General Manager, any person who holds a said position in the company, even if he has a different title, and also any other manager who is directly answerable to the General Manager.”

            Article 122 of the Articles of Association of the Registrant provides as follows:

(a)	The Company is authorized to procure directors’ and officers’ liability insurance for the following:

(1)	Breach of Duty of Care, by any director or officer, towards the Company or any other person;

(2)	Breach of Duty of Loyalty by any director or officer, towards the Company, and only in the event that such director or officer acted in good faith and had a reasonable basis to assume that the action would not injure the Company;

(3)	Monetary obligation placed on any director or officer for the benefit of a third party in connection with his duties as director or officer of the Company.

(b)	The Company is authorized to indemnify its directors and officers for the following:

(1)	Monetary obligation placed on any director or officer for the benefit of a third party by judgment, including any settlement with the force of a judgment and the decision of an arbitrator certified by the court in connection with the duties of the directors or officers of the Company;

(2)	Reasonable litigation expenses, including legal fees paid for by the director and/or officer or which he is obligated to pay by court order for a proceeding brought against him by the Company, on its behalf or by a third party, or for a criminal proceeding in which he is adjudged innocent and all in connection with his duty as director and/or officer of the Company.

        We currently maintain a Directors and Officers liability insurance policy with a per claim aggregate coverage limit of $10,000,000, including legal costs.

        Reference is made to Item 9 of this Registration Statement for additional information regarding indemnification of directors and officers.

Item 7. Exemption from Registration Claimed

         Not applicable.

Item 8. Exhibits

4.1	Specimen of Certificate for Ordinary Shares which is incorporated by reference to Exhibit 4.1 to Registration Statement on Form F-1 (File No. 33-67986).

4.2	Form of 2002 Share Option Purchase Agreement.

4.3	Aladdin Knowledge System Ltd. 2002 Share Option Plan

5.1	Opinion of Yigal Arnon & Co.

23.1	Consent of Kost, Forer & Gabbay, C.P.A.

23.2	Consent of Yigal Arnon & Co. (included in the opinion of Yigal Arnon & Co. filed as Exhibit 5.1 herein).

Item 9. Undertakings

(A)     The undersigned registrant hereby undertakes:

    (1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)               To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum approximate offering price set forth in the Calculation of Registration Fee table in the effective registration statement;

    (iii)               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)     The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel Aviv, State of Israel, on the 23rd day of October, 2003.

ALADDIN KNOWLEDGE SYSTEMS LTD. BY: /S/ Yanki Margalit —————————————— Yanki Margalit Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Yanki Margalit	Chairman of the Board and	October 23, 2003
Yanki Margalit	Chief Executive Officer
(principal executive officer)

/s/ Dany Margalit	Director and Executive Vice	October 22, 2003
Dany Margalit	President

/s/ Menahem Gutterman	Outside Director	October 23, 2003
Menahem Gutterman

/s/ Orna Berry	Outside Director	October 23, 2003
Orna Berry

/s/ Yigal Bar Yossef	Director	October 20, 2003
Yigal Bar Yossef

/s/ David Assia	Director	October 23, 2003
David Assia

/s/ Erez Rosen	Chief Financial Officer	October 23, 2003
Erez Rosen	(principal financial officer and
principal accounting officer)

Authorized Representative in the United States: /s/ Klehr, Harrison, Harvey, Branzburg & Ellers LLP Klehr, Harrison, Harvey, Branzburg & Ellers LLP	October 20, 2003

Exhibit Index

4.2	Form of 2002 Share Option Purchase Agreement

4.3	Aladdin Knowledge Systems Ltd. 2002 Share Option Plan

5.1	Opinion of Yigal Arnon & Co.

23.1	Consent of Kost, Forer & Gabbay, C.P.A.

23.2	Consent of Yigal Arnon & Co. (included in the opinion of Yigal Arnon & Co. filed as Exhibit 5.1 herein).

EXHIBIT 4.2

«Name»

Dear «First_name»,

This is to inform you that the Board of Directors of Aladdin Knowledge Systems Ltd. (the “Company”) at its meeting of _______ has decided to grant you options to purchase «Amount» ordinary shares of the Company (the “Options”) under the following terms:

1.	The exercise price is $___ per share.

2.	The Options are exercisable in «N» parts from the date hereof. ________ and ________.

3.	All shares which will be issued upon the exercise of the Options are “Restricted Shares” in accordance with U.S. Securities Laws. This meaning of the restriction is, among other implications, that the options may contain various holding periods after which the shares can be sold. If the Company files a Prospectus with respect to the Options these restrictions will be modified.

4.	By your signing this letter below, you confirm that any and all taxes and fees and other liabilities (as such will apply from time to time) relating to the grant of stock options, and the exercise and sale of shares issued upon the exercise of the options will be borne by you and you will be solely liable for them.

5.	In addition to the above, the terms and conditions governing the stock options are as set forth in the Company’s 2002 Share Option Plan, a copy of which is found on the Company’s intranet iAladdin and constitutes an integral part hereof (the “2002 Plan”). Your user name and password to the information in iAladdin is:

The terms and conditions stated in this letter are subject to the terms and conditions set forth in the 2002 Plan, except as otherwise provided herein.

6.	I urge you to review the above and the 2002 Plan in order to be fully aware of all terms, conditions and details governing and relating to the Options.

Please indicate your consent to the above terms by signing this letter.

If you may have any additional questions please do not hesitate to contact me.

Sincerely,

Yanki Margalit

I, undersigned, confirm that the contents of this letter and the 2002 Plan are acceptable and agreed to by me.

IN WITNESS WHEREOF, I have affixed my signature on___________________.

By:_____________________________________________

EXHIBIT 4.3

ALADDIN KNOWLEDGE SYSTEMS LTD.

THE 2002

ISRAELI SHARE OPTION PLAN

1.     NAME

This Plan, as amended from time to time, shall be known as the Aladdin Knowledge Systems Ltd. Israeli Share Option Plan 2002 (the “ISOP”).

2.     PURPOSE OF THE ISOP

    2.1        The ISOP is intended as an incentive to retain, in the employ of Aladdin Knowledge Systems Ltd. (the “Company”) and its Subsidiaries, persons of training, experience, and ability, to attract new employees, directors or consultants, whose services are considered valuable, to encourage the sense of proprietorship of such persons, and to stimulate the active interest of such persons in the development and financial success of the Company by providing them with opportunities to purchase Shares in the Company, pursuant to the ISOP approved by the board of directors of the Company (the “Board”). The Options granted under the ISOP may or may not contain such terms as will qualify such Options for the special tax treatment under Section 102 of the Israeli Income Tax Ordinance (New Version) 1961 (the “Ordinance”) and any regulations, rules, orders or procedures promulgated thereunder, including but not limited to the Income Tax Rules (Tax Benefits in Stock Issuance to Employees) 1989 (the “Section 102”).

    2.2        Options containing such terms as will qualify them for the special tax treatment under Section 102 shall be referred to herein as “102 Options”. Options that do not contain such terms as will qualify them for the special tax treatment under Section 102 shall be referred to herein as “3(I) Options”.

    2.3        All Options granted hereunder, whether together or separately, shall be hereinafter referred to as “Options”.

    2.4        The term “Subsidiary” shall mean for the purposes of the ISOP: any company (other than the Company) in an unbroken chain of companies beginning with the Company if, at the time of granting an option, each of the companies other than the last company in the unbroken chain owns shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other companies in such chains.

3.     ADMINISTRATION OF THE ISOP

    3.1        The Board shall have the power to administer the ISOP either directly or upon the recommendation of a share option compensation committee appointed and maintained by the Board for such purpose (the “Committee”). Notwithstanding the above, the Board shall automatically have a residual authority if no Committee shall be constituted or if such Committee shall cease to operate for any reason.

    3.2        The Committee shall consist of such number of members (not less than two (2) in number) as may be fixed by the Board. The Committee shall select one of its members as its chairman (the “Chairman”) and shall hold its meetings at such times and places as the Chairman shall determine. The Committee shall keep records of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

    3.3        Any member of such Committee shall be eligible to receive Options under the ISOP while serving on the Committee, unless otherwise specified herein.

    3.4        The Committee shall have full power and authority to recommend to the Board (i) to designate participants (the “Optionees”); (ii) to determine the terms and provisions of respective Option Agreements (which need not be identical) including, but not limited to, the number of Ordinary Shares in the Company to be covered by each Option, provisions concerning the time or times when and the extent to which the Options may be exercised (provided, however, that all 102 Options granted by the Board to employees of the Company shall be held by a trustee for a period of two years from the date that such Options are granted, or any lesser period which may be approved by the Israeli tax authorities, whether as Options or as Shares), any conditions upon which the vesting of the Options may be accelerated, and the nature and duration of restrictions as to transferability or restrictions constituting substantial risk of forfeiture; (iii) to accelerate the right of an Optionee to exercise, in whole or in part, any previously granted Option; (iv) to interpret the provisions and supervise the administration of the ISOP; (v) to determine the Fair Market Value (as defined below) of the Shares (as defined below); (vi) to designate Options as 102 Options or 3(I)Options and (vii) to determine any other matter which is necessary or desirable for, or incidental to administration of the ISOP.

    3.5        The Committee shall not be entitled to grant Options to the Optionees however, it will be authorized to issue shares underlying options which have been granted by the board and duly exercised pursuant to the provisions hereof all in accordance with section 112(a)(5) of the Israeli Companies Law.

        The Board shall have the authority to grant, in its discretion, to the holder of an outstanding Option, in exchange for the surrender and cancellation of such Option, a new Option having a purchase price equal to, lower than or higher than the Purchase Price provided in the Option so surrendered and canceled, and containing such other terms and conditions as the Committee may prescribe in accordance with the provisions of the ISOP.

    3.6        All decisions and selections made by the Board or the Committee pursuant to the provisions of the ISOP shall be made by a majority of its members except that no member of the Board or the Committee shall vote on, or be counted for quorum purposes, with respect to any proposed action of the Board or the Committee relating to any Option to be granted to that member. Any decision reduced to writing and signed by a majority of the members who are authorized to make such decision shall be fully effective as if it had been made by a majority at a meeting duly held.

    3.7        The interpretation and construction by the Committee of any provision of the ISOP or of any Option thereunder shall be final and conclusive unless otherwise determined by the Board.

    3.8        No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the ISOP or any Options granted thereunder. Subject to the Company’s Articles of Association and the Company’s decision, and to all approvals legally required, including, but not limited to the provisions of the Israeli Companies Law, each member of the Board or the Committee shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the ISOP unless arising out of such member’s own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the member may have as a director or otherwise under the Company’s Articles of Association, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise.

4.     DESIGNATION OF PARTICIPANTS

    4.1        The persons eligible for participation in the ISOP as recipients of Options shall include any employees, directors, consultants and service providers of the Company or of any Subsidiary of the Company; provided, however, that 102 Options shall not be awarded to directors or consultants but only to employees. The grant of an Option hereunder shall neither entitle the Optionee to participate nor disqualify him from participating in, any other grant of Options pursuant to the ISOP or any other option or stock plan of the Company or any of its affiliates.

    4.2        Anything in the ISOP to the contrary notwithstanding, all grants of Options to directors and office holders (“Nosei Misra” — as such term is defined in the Israeli Companies Law, 1999 (the “Companies Law”) shall be authorized and implemented in accordance with the provisions of the Companies Law or any successor act or regulation, as in effect from time to time.

    4.3        An employee shall not cease to be considered an employee in the case of (i) any leave of absence approved by the Company (or by the parent or subsidiary or affiliate that employs the person) or (ii) transfers between locations of the Company (or the parent or subsidiary or affiliate that employs the person) or between the Company, its parent, any subsidiary, any affiliate, or any successor.

5.     TRUSTEE

    5.1        102 Options which shall be granted under the ISOP and/or any Shares issued upon exercise of such 102 Options and/or other shares received subsequently following any realization of rights, shall be allocated or issued to a Trustee nominated by the Committee, and approved in accordance with the provisions of Section 102 (the “Trustee”) and held for the benefit of the Optionees. The 102 Options and any Shares received subsequently following exercise of 102 Options, shall be held by the Trustee for such period of time as required by Section 102 or any regulations, rules or orders or procedures promulgated thereunder.

    5.2        Anything to the contrary notwithstanding, the Trustee shall not release any Options which were not already exercised into Shares by the Optionee or release any Shares issued upon exercise of Options prior to the full payment of the Optionee’s tax liabilities arising from Options which were granted to the Optionee and/or any Shares issued upon exercise of such Options.

    5.3        Upon receipt of the Option, the Optionee will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fideexecuted in relation with the ISOP, or any Option or Share granted to the Optionee thereunder.

    5.4        With respect to 3(I) Options, The Board may choose to deposit the 3(I) Options granted pursuant to the ISOP with a trustee. In such event, the trustee shall hold such 3(I) Options, and any Shares issued upon the exercise of any of such Options, in trust pursuant to the Company’s instructions from time to time. If determined by the Committee or the Board, the trustee shall be responsible for withholding any taxes to which an Optionee may become liable upon the exercise of 3(I) Options.

6.     SHARES RESERVED FOR THE ISOP; RESTRICTION THEREON

    6.1        The Company shall reserve 250,000 (Two hundred and fifty thousand ) authorized but unissued Ordinary Shares, NIS 0.01 par value each, of the Company (the “Shares”) for purposes of the ISOP, subject to adjustment as set forth in paragraph 8 below. Any of such Shares which may remain unissued and which are not subject to outstanding Options at the termination of the ISOP shall cease to be reserved for the purpose of the ISOP, but until termination of the ISOP the Company shall at all times reserve sufficient number of Shares to meet the requirements of the ISOP. Should any Option for any reason expire or be canceled prior to its exercise or relinquishment in full, the Shares subject to such Option shall again be available for grant through Options under the ISOP or under future plans.

    6.2        Each Option granted pursuant to the ISOP shall be evidenced by a written agreement between the Company and the Optionee (the “Option Agreement”), in such form as the Committee shall from time to time approve. Each Option Agreement shall state, interalia, the number of Shares to which the Option relates and the type of Option granted thereunder (whether a 102 Option or a 3(I) Option), the dates when the Option may be exercised, the exercise price, the schedule on which such Shares may be paid for and such other terms and conditions as the Committee or the Board in its discretion may prescribe, provided that they are consistent with this Plan.

    6.3        All Shares allocated upon exercise of the Options shall entitle the holder thereof to receive dividends and other distributions thereon, subject to Section 11 hereof.

7.     OPTION PRICE

    7.1        The purchase price of each Share subject to an Option or any portion thereof (the “Purchase Price”) shall be determined by the Committee or by the Board, in either case in its sole and absolute discretion in accordance with applicable law, subject to any guidelines as may be determined by the Board from time to time, and may be greater than, less than or equal to the Fair Market Value of each Share (as defined below), as determined by the Board on the date of grant, provided that the Purchase Price shall not be less than the nominal value of each Share. Each Option Agreement will contain the Purchase Price determined for each Optionee.

    7.2        The Purchase Price shall be payable upon the exercise of the Option in a form satisfactory to the Committee, including without limitation, by cash or cheque. The Committee shall have the authority to postpone the date of payment on such terms as it may determine.

    7.3       “Fair Market Value” means, as of any date, the value of a Share determined as follows:

                (i)            If the Shares are listed on any established stock exchange or a national market system, including without limitation the NASDAQ National Market system, or The NASDAQ SmallCap Market of the NASDAQ Stock Market , the Fair Market Value shall be the closing sales price for such Shares (or the closing bid, if no sales were reported), as quoted on such exchange or system for the last market trading day prior to time of determination, as reported in the Wall Street Journal, or such other source as the Board deems reliable.

                (ii)            If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for the Shares on the last market trading day prior to the day of determination, or;

                (iii)            In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Board or the Committee.

8.     ADJUSTMENTS

Upon the occurrence of any of the following described events, Optionee’s rights to purchase Shares under the ISOP shall be adjusted as hereafter provided:

    8.1        In the event of a merger of the Company with or into another corporation (the “Successor Corporation”), or the sale of all or substantially all of the assets or shares of the Company, or reorganization or the like such that all or substantially all of the shares of the Company are to be exchanged for securities of another company (a “Transaction”) while unexercised Options remain outstanding under the ISOP, the unexercised portion of each outstanding award of Options shall be substituted by an equivalent option of the successor corporation or the parent company of such successor corporation, or in the event of sale of the Company’s shares, substituted by an equivalent option of the acquiring corporation. For the purposes of this Section, the Option shall be considered assumed or substituted if, following the Transaction, the Option confers the right to purchase or receive, for each Share of Optioned Shares immediately prior to the Transaction, the consideration (whether shares, options, cash, or other securities or property) received in the Transaction by share holders for each Share held on the effective date of the Transaction. However, if such consideration received in the Transaction is not solely ordinary shares (or their equivalent) of the Successor Corporation or its parent or subsidiary (the “Companies”), the Committee, with the consent of the Successor Corporation, may determine, in its discretion, that in lieu of such assumption or substitution of Options for options of the Companies, that such Options shall be substituted for any other type of asset or property.

    8.2        If the Company is liquidated or dissolved while unexercised Options remain outstanding under the ISOP, then the Board, in its own discretion, may determine that such outstanding Options may be exercised in full by the Optionees as of the effective date of any such liquidation or dissolution of the Company. If the Board determines that the outstanding Options may be exercised, all such outstanding Options may be exercised in full by the Optionees giving notice in writing to the Company of their intention to so exercise.

    8.3        If the outstanding shares of the Company shall at any time be changed or exchanged by declaration of a stock dividend (bonus shares), stock split, combination or exchange of shares, recapitalization, or any other like event by or of the Company, and as often as the same shall occur, then the number, class and kind of Shares subject to the ISOP or subject to any Options therefore granted, and the purchase prices, shall be appropriately and equitably adjusted so as to maintain the proportionate number of Shares without changing the aggregate purchase price, provided, however, that no adjustment shall be made by reason of the distribution of subscription rights (rights offering) on outstanding stock. Upon happening of any of the foregoing, the class and aggregate number of Shares issuable pursuant to the ISOP (as set forth in paragraph 6 hereof), in respect of which Options have not yet been exercised, shall be appropriately adjusted, all as will be determined by the Board whose determination shall be final.

9.     TERM AND EXERCISE OF OPTIONS

    9.1        Options shall be exercised by the Optionee by giving written notice to the Company (and, if applicable, to the Trustee in accordance with the requirements of Section 102), in such form and method as may be determined by the Company from time to time, which exercise shall be effective upon receipt of such notice and the Purchase Price by the Company at its principal office. The notice shall specify the number of Shares with respect to which the Option is being exercised.

    9.2        Options granted under the ISOP shall not be transferable by Optionees other than by will or laws of descent and distribution, and during an Optionee’s lifetime shall be exercisable only by that Optionee.

    9.3        The Options may be exercised by the Optionee in whole at any time or in part from time to time, provided that an Option may not be exercised for a fraction of a Share, to the extent that the Options become vested and exercisable, prior to the Expiration Date.

    9.4        Subject to the provisions of Section 9.5 below, in the event of termination of Optionee’s employment or service as a consultant or director with the Company or any of its Subsidiaries, all Options granted to him will immediately be expired. For purposes of this ISOP and any Option or Option Agreement, the date of termination (whether for Cause or otherwise) shall be deemed to be the earlier of the date on which the Company or the Optionee, as the case may be, gives notice of the Optionee’s cessation as an employee or service provider (regardless of the effective date of such notice) or the date on which the Optionee actually ceases to be an employee or service provider.

    9.5        Notwithstanding anything to the contrary hereinabove, an Option may be exercised after the date of termination of Optionee’s employment or service with the Company or any Subsidiary of the Company during an additional period of time beyond the date of such termination, but only with respect to the number of Options already vested at the time of such termination according to the Vesting Dates of the Options set forth in Optionee’s Option agreement (but in no event later than the expiration of the term of the Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, then: (i) in the event that Optionee ceases to be an employee or service provider for any reason other than for Cause (as hereinafter defined), death or disability, then any Options still in force and unexpired may be exercised within a period of three months from the date of termination, (ii) in the event that termination is the result of death or disability of the Optionee, then any Options still in force and unexpired may be exercised within a period of 18 (eighteen) months from the date of death and 12 (twelve) months from the date of disability, or (iii) in the event that, prior to the date of such termination, the Committee has authorized an extension of the terms of all or part of the Options beyond the date of such termination for a period not to exceed the period during which the Options by their terms would otherwise have been exercisable, then the Options may be exercised during such extended period. In the event that Optionee ceases to be an employee or service provider for Cause, the Option shall terminate immediately upon the date of such termination for Cause such that the unvested portion of the Option will not vest, and the vested portion of the Option shall no longer be exercisable. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the ISOP. If, after termination, the Optionee does not exercise his or her Option within the time specified in the Option Agreement or this ISOP, the Option shall terminate, and the Shares covered by such Option shall revert to the ISOP.

    9.6        The term “Cause”shall mean (i) conviction of any felony involving moral turpitude affecting the Company; (ii) any refusal to carry out a reasonable directive of the management and/or the Board which involves the business of the Company or its affiliates and was capable of being lawfully performed; (iii) embezzlement of funds of the Company or its affiliates; (iv) any breach of the Optionee’s fiduciary duties or duties of care of the Company; including without limitation disclosure of confidential information of the Company; and (v) any conduct (other than conduct in good faith) reasonably determined by the Board to be materially detrimental to the Company.

    9.7        To avoid doubt, the holders of Options shall not have any of the rights or privileges of shareholders of the Company in respect of any Shares purchasable upon the exercise of any part of an Option, including, without limitation, the right to vote or receive dividends, nor shall they be deemed to be a class of shareholders or creditors of the Company for purpose of the operation of sections 350 and 351 of the Companies Law or any successor to such section, until registration of the Optionee as holder of such Shares in the Company’s register of members upon exercise of the Option in accordance with the provisions of the ISOP.

    9.8        Any form of Option Agreement authorized by the ISOP may contain such other provisions as the Board or the Committee may, from time to time, deem advisable.

    9.9       Deemed Cessation. Unless the Board or the Committee provide otherwise, vesting of Options granted hereunder shall be tolled during any unpaid leave of absence.

10.     VESTING OF OPTIONS

Options shall vest (i.e., Options shall become exercisable) at the dates set forth in the option agreement which shall be signed between the Company and each of the Optionees (the “Vesting Dates”). An Option may be subject to such other terms and conditions on the time or times when it may be exercised as the Board may deem appropriate. The vesting provisions of individual Options may vary.

11.     DIVIDENDS

With respect to all Shares (in contrast to unexercised Options) issued upon the exercise of Options purchased by the Optionee and held by the Trustee, the Optionee shall be entitled to receive dividends in accordance with the quantity of such Shares, and subject to any applicable taxation on distribution of dividends. During the period in which Shares issued to the Trustee on behalf of an Optionee are held by the Trustee, the cash dividends paid with respect thereto shall be paid directly to the Optionee.

12.     NON-ASSIGNABILITY AND SALE OF OPTIONS

    12.1        No Option, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to them given to any third party whatsoever, and during the lifetime of the Optionee each and all of such Optionee’s rights to purchase Shares hereunder shall be exercisable only by the Optionee. No Option may be transferred other than by will or by the laws of descent and distribution.

    12.2        Shares for which full payment has not been made shall not be assignable or transferable by the Optionee.

    12.3        Any action made in violation of this provision, directly or indirectly, for an immediate validation or for a future one, shall be void.

    12.4        As long as the Shares are held by the Trustee in favor of the Optionee, than all rights the last possesses over the Shares are personal, can not be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

13.     TERM OF THE ISOP

    13.1        The ISOP shall be effective as of the day it was adopted by the Board and shall terminate at the end of 10 ( ten ) years from such day of adoption (the “Expiration Date”).

    13.2        Without derogating from the foregoing, if any Option, or any part thereof, has not been exercised and the Shares covered thereby not paid for within 10 ( ten ) years after the date on which the Option was granted (or any other period set forth in the instrument granting such Option), the Option, or any part thereof outstanding, and the right to acquire such Shares shall terminate, all interests and rights of the Optionee in and to the same shall expire, and, in the event that in connection therewith any Shares are held in trust as aforesaid, such trust shall expire and the Trustee shall thereafter hold such Shares in an unallocated pool until instructed by the Company that some or all of such Shares are again to be held in trust for one or more Optionees.

14.     AMENDMENTS OR TERMINATION

The Board may at any time, but after notification to the Trustee, if applicable, amend, alter, suspend or terminate the ISOP. No amendment, alteration, suspension or termination of the ISOP shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Company, which agreement must be in writing and signed by the Optionee and the Company. Termination of the ISOP shall not affect the Board’s ability to exercise the powers granted to it hereunder with respect to Options granted under the ISOP prior to the date of such termination.

15.     GOVERNMENT REGULATIONS

The ISOP, and the granting and exercise of Options hereunder, and the obligation of the Company to sell and deliver Shares under such Options, shall be subject to all applicable laws, rules, and regulations of the State of Israel and to such approvals by any governmental agencies or national securities exchanges as may be required. Nothing herein shall be deemed to require the Company to register the Shares under the securities law of any jurisdiction.

16.     CONTINUANCE OF EMPLOYMENT

Neither the ISOP nor the Option Agreement with the Optionee shall impose any obligation on the Company or a Subsidiary thereof, to continue any Optionee in its employ or service, and nothing in the ISOP or in any Option granted pursuant thereto shall confer upon any Optionee any right to continue in the employ or the service of the Company or a Subsidiary thereof or restrict the right of the Company or a Subsidiary thereof to terminate such employment or service at any time.

17.     GOVERNING LAW &JURISDICTION

The ISOP shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to the ISOP.

18.     TAX CONSEQUENCES

    18.1        Any tax consequences arising from the grant or exercise of any Option, from the payment for Shares covered thereby or from any other event or act (of the Company, and/or its Subsidiaries, and the Trustee or the Optionee), hereunder, shall be borne solely by the Optionee. The Company and/or its Subsidiaries, and the Trustee, if applicable, shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Optionee shall agree to indemnify the Company and/or its Subsidiaries and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee. Unless the said liability is a result of default of the Company.

    18.2        The Committee and/or the Trustee shall not be required to release any Share certificate to an Optionee until all required payments have been fully made.

19.     NON-EXCLUSIVITY OF THE ISOP

The adoption of the ISOP by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangements or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock Options otherwise then under the ISOP, and such arrangements may be either applicable generally or only in specific cases. For the avoidance of doubt, prior grant of options to Optionees of the Company under their employment agreements, and not in the framework of any previous option plan, shall not be deemed an approved incentive arrangement for the purpose of this Section.

20.     MULTIPLE AGREEMENTS

The terms of each Option may differ from other Options granted under the ISOP at the same time, or at any other time. The Committee may also grant more than one Option to a given Optionee during the term of the ISOP, either in addition to, or in substitution for, one or more Options previously granted to that Optionee.

21.     THE STATUS OF THE AGREEMENT

Any interpretation of the Option Agreement will be made in accordance with the ISOP but in the event there is any contradiction between the provisions of the Option Agreement and the ISOP, the provisions of the ISOP will prevail.

EXHIBIT 5.1

October 23, 2003

Aladdin Knowledge Systems Ltd.
15 Beit Oved Street
Tel Aviv, Israel

Re:     Registration Statement on Form S-8

Dear Sirs:

        We have acted as counsel for Aladdin Knowledge Systems Ltd., a company organized under the laws of Israel (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company under the Securities Act of 1933 for the purposes of registering 250,000 of its Ordinary Shares, par value New Israeli Shekel 0.01 per share. These shares are comprised of 250,000 shares (the “Option Shares”) that may be issued pursuant to options that have been, or may hereafter be, granted pursuant to the Aladdin Knowledge Systems Ltd. 2002 Israeli Share Option Plan (the “Plan”) identified in the Registration Statement.

        On the basis of such investigation as we have deemed necessary, we are of the opinion that the Option Shares have been duly and validly authorized for issuance and, when issued upon due exercise of options granted or hereafter granted under the Plan in accordance with the provisions of the Plan and the related option agreements (including payment of the option exercise price provided for therein), will be fully paid and nonassessable.

        We are members of the Israeli bar, and the opinions expressed herein are limited to questions arising under the laws of the State of Israel, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

        We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours, BY: /S/Yigal Arnon & Co —————————————— Yigal Arnon & Co.

EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement (Form S-8) of our report dated February 5, 2003, with respect to the consolidated financial statements of Aladdin Knowledge Systems Ltd. included in the Annual Report (form 20-F) for the year ended December 31, 2002.

Tel-Aviv, Israel October 19,2003	BY: /S/ KOST FORER and GABBAY —————————————— KOST FORER and GABBAY A Member of Ernest & Young Global

EXHIBIT 23.2

(Included in Exhibit 5.1 herein)